EXHIBIT 24
POWER OF ATTORNEY
Each director and/or officer of Retail Ventures, Inc. (the “Corporation”) whose signature appears below hereby appoints James A. McGrady and Julia A. Davis as the undersigned’s attorney or any of them individually as the undersigned’s attorney, to sign, in the undersigned’s name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended January 29, 2011, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or the undersigned’s substitute may do by virtue hereof.
IN WITNESS WHEREOF, we have hereunto set our hands effective as of the 28th day of March, 2011.

/s/ Jay L. Schottenstein Jay L. Schottenstein	Chairman of the Board of Directors

/s/ James A. McGrady James A. McGrady	Chief Executive Officer, President, Chief Financial Officer and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Henry L. Aaron Henry L. Aaron	Director

/s/ Ari Deshe Ari Deshe	Director

/s/ Jon P. Diamond Jon P. Diamond	Director

/s/ Elizabeth M. Eveillard Elizabeth M. Eveillard	Director

/s/ Lawrence J. Ring Lawrence J. Ring	Director

/s/ Harvey L. Sonnenberg Harvey L. Sonnenberg	Director

/s/ James L. Weisman James L. Weisman	Director